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Exhibit 11.1:   Statement re:  Computation of Per Share Earnings.


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
                                                         Three Months Ended              Six Months Ended
                                                               June 30,                       June 30,
                                                          1997            1996             1997            1996
                                                          ----            ----             ----            ----
Primary:
  Average shares outstanding                            8,024,153      7,993,947       8,024,153      7,993,947
  Net effect of dilutive stock options -- based
      on the treasury stock method using
      average market price                              2,163,222        586,232       2,163,222        586,232
Total common and common stock
      equivalents                                      10,187,375      8,580,179      10,187,375      8,580,179
Net income attributable to common
      shareholders                                    $   768,000     $  319,000     $ 1,521,000     $  509,000
Per share amount                                      $     .0754     $    .0372     $    0.1493     $   0.0593

Fully diluted
   Average shares outstanding                           8,024,153      7,993,947       8,024,153      7,993,947
   Net effect of dilutive stock options --
      based on the treasure stock method using
      period-end market price, if higher than
      average market price                              2,163,222        637,840       2,163,222        637,840
Assumed conversion of Class A convertible
      Preferred Stock                                     940,800      1,092,000         940,800      1,092,000
Total                                                  11,128,175      9,723,787      11,128,175      9,723,787
Net Income                                            $   801,000     $  341,000     $ 1,592,000     $  554,000
Per share amount                                      $     .0720     $    .0351     $     .1431     $    .0569
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